AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 2002


                           Registration No. 333-85628

 ==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              VISUAL NETWORKS, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                2092 GAITHER ROAD
                               ROCKVILLE, MD 20850
                                 (301) 296-2300
                    (Address of Principal Executive Offices)


           DELAWARE                           3576                  52-1837515
(State or Other Jurisdiction of    (Primary Standard Industrial   (IRS Employer
Incorporation or Organization)     Classification Code Number)    Identification
                                                                  Number)



                                  ELTON R. KING
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              VISUAL NETWORKS, INC.
                                2092 GAITHER ROAD
                            ROCKVILLE, MARYLAND 20850
                                 (301) 296-2300
            (Name, Address, Including Zip Code and Telephone Number,
                    Including Area Code of Agent for Service)



                                   COPIES TO:
                           NANCY A. SPANGLER, ESQUIRE
                                PIPER RUDNICK LLP
                               1775 Wiehle Avenue
                             RESTON, VIRGINIA 20190
                                 (703) 773-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective as determined by the selling stockholders.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              SUBJECT TO COMPLETION

                             PRELIMINARY PROSPECTUS

                                  JUNE 11, 2002


                                4,768,693 SHARES

                              VISUAL NETWORKS, INC.

                                  COMMON STOCK



     This prospectus relates to the resale, from time to time of up to an aggregate of 4,768,693 shares of our common stock or interests therein by various stockholders listed on p. 16, or their transferees. Information on the selling stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under "Selling Stockholders" and "Plan of Distribution" in this prospectus. We will not receive any of the proceeds from the sale of these shares by the selling shareholders.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "VNWK." On June 10, 2002, the closing price of one share of our common stock was $1.50.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEGINNING ON PAGE 3, WE HAVE LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


                                                                          Page

                  Our Business..............................................1

                  Risk Factors..............................................3

                  Forward Looking Statements...............................12

                  Use of Proceeds..........................................13

                  Selling Stockholders.....................................13

                  Plan of Distribution.....................................18

                  Legal Matters............................................19

                  Experts..................................................19

                  Where You Can Find More Information......................19

     OUR BUSINESS

     We design, manufacture, sell and support systems that analyze the performance of data communications networks and services, as well as Web services provided by outsourcing companies. These networks may be owned directly by an enterprise or owned by another company, a service provider, that provides network services to the end-user enterprise customer. Because of the critical enterprise applications being run on these networks, like software that operates key functions of an enterprise's business, the enterprise, whether as a direct owner or as an end-user of a network, needs a way to ensure that the network is operating at a particular level of performance, or service level. Our systems combine software installed at key locations throughout the network and software agents, that link with software that is located in the computer servers that run the network, to allow an enterprise to monitor the data communications traffic running over the network. This constant monitoring allows a network operator to assess the network's performance, engage in real-time troubleshooting for network problems as they arise and, by knowing the traffic volumes and character running over the network at any given time, plan to address network capacity issues. We also manufacture and sell hardware devices on which the software resides throughout the network. Some of these devices also perform other network interfacing functions.

     Our products, Visual UpTime, Visual IP InSight, Visual eWatcher and Cell Tracer, provide network performance measurement and analysis that allow network and Web-hosting operators to achieve the network performance levels required by their end-users. This helps end-users properly run their critical applications and lower operating costs by quickly identifying network problems as they arise and reducing network downtime. The availability of performance monitoring and troubleshooting software agents allows customers to verify the service levels promised by the service providers. The promised service level is important to the customer because the customer is running applications on the network that are critical to the operations of the customer's business and directly affect the customer's ability to generate revenue, attract and retain customers and maintain a competitive position. We believe that our systems are deployed in individual configurations managing up to 4,500 transport circuits and Internet access for up to 1.5 million desktop computers.

     We believe that we are a worldwide leader in providing service management systems, having shipped systems for deployment on an aggregate of over 140,000 transport circuits and over 40 million desktops. We have developed relationships with major telecommunication service providers including AT&T, BellSouth, Earthlink, Equant, Prodigy , SBC, Sprint, Verizon and WorldCom. These service providers either resell our systems to their customers or integrate our systems into their network infrastructure to enable them to offer enhanced network services to their subscribers. For the year ended December 31, 2001, we had consolidated revenue of approximately $74.2 million, of which 77% was attributable to service providers.

     We believe that the market in which we sell our systems will continue to grow in the near future. Of the many types of network technologies being deployed by enterprises and service providers, two dominate: frame relay, and asynchronous transfer mode, or ATM. Vertical Systems Group estimates that approximately 791,000 frame relay circuits and 51,000 ATM circuits will be installed worldwide from 2002 through 2004. This is in contrast to the use of dedicated private lines, the most popular alternative to frame relay and ATM, which Vertical Systems Group estimates will decrease by 36,000 circuits in the U.S. during the same period. It also estimates that revenue generated from the use of frame relay and ATM networks will increase from $12.3 billion in 2000 to $26.8 billion in 2004. Our products support both of these technologies. We believe that this anticipated growth in the market for both frame relay and ATM networks bodes well for us.

     As networks continue to expand, we believe that customers will increasingly demand that service providers provide a particular level of performance on their networks. Our products can assist the network providers in improving the quality and performance of these networks so that they are suitable for mission critical applications. To take advantage of the projected growth in these markets, we plan to continue to expand our relationships with our service provider customers which together account for the majority of IP network traffic worldwide.

     Our company was incorporated in Maryland in August 1993 under the name Avail Networks, Inc. and reincorporated in Delaware in December 1994 as Visual Networks, Inc. Our principal executive offices are located at 2092 Gaither Road, Rockville, Maryland 20850. Our telephone number is (301) 296-2300.

     RISK FACTORS

     In addition to the other information provided or incorporated by reference in this document, you should consider the following factors carefully in evaluating whether to make your investment decision. You should also refer to "Forward Looking Statements" on page 13. References to "we", "us" or "our" refers to Visual Networks on a consolidated basis unless the context suggests otherwise.

     We incurred losses of $27.0 million in 2001 and have an accumulated deficit of $473.9 million. Our largest customers are network service providers in the depressed telecommunications industry. We may not be profitable in the future.

     The acquisition of Avesta in May 2000 added a significant level of operating expenses to our company without a commensurate addition of revenue at the same time as we began to feel the effects of the economic downturn in the telecommunications sector in our core hardware business. These factors, plus the effects of impairment and restructuring charges, amortization of intangible assets and the write-off of in-process research and development, all of which were recorded in connection with the acquisition of Avesta, have resulted in an accumulated deficit of $473.9 million, and liabilities in excess of assets, at December 31, 2000. As a result, we could be unable to raise equity financing, to arrange bank financing or to arrange credit from suppliers on reasonable or acceptable terms. In response to these results, we made significant reductions in operating expenses in 2001. Excluding the effects of the impairment and restructuring charges, amortization of intangible assets and the write-off of in-process research and development, operating expenses decreased from $80.4 million in 2000 to $61.7 million in 2001. However, revenue declined from $89.0 million in 2000 to $74.2 million in 2001. Our ability to generate operating income in the future is, in large part, dependent on our success in sustaining revenue and reducing operating expenses. Market conditions, competitive pressures, and other factors beyond our control, may adversely affect our ability to adequately sustain revenue in the future. In particular, our ability to sustain revenue may be negatively affected by our dependence on our service provider customers. Pressure on capital expenditures in and the decline of the telecommunications industry may delay the roll-out of new services based on our products offered by our service provider customers. Any potential reduction in demand for value added services or products, which our products support, from the service providers' customers, directly impacts the purchase volume of our products and may impact our ability to sustain revenue. Both AT&T and WorldCom, our largest customers, posted losses in their most recent quarterly reports. We are uncertain as to whether these losses will affect the buying habits of these key customers. We believe that we have reduced operating expenses to a sufficient level such that when combined with the anticipated revenue, we will remain profitable. In the event that we do not remain profitable, we may be required to further reduce our cost structure. Failure to sustain revenue and remain profitable coupled with our significant accumulated deficit could also result in our inability to continue as a going concern.

     Because our operating expenses include substantial fixed costs, we may not achieve future profitability if our expected revenue levels are not achieved.

     The level of our operating expenses, which include a substantial fixed component in the form of compensation, employee-related costs, occupancy costs and other costs incurred under contractual arrangements, is based, in part, on our expectation of future revenue. These expenses cannot be reduced quickly. If revenue levels are below expectations, operating results are likely to be materially and adversely affected because we may not be able to reduce operating expenses in sufficient time to compensate for the reduction in revenue.

     Substantial dilution to our common stockholders could result if we are required to raise additional capital through the sale of equity at less than $4.2755 per share.

     In connection with our March 2002 financing, investors purchased debentures for $10.5 million that will initially convert into 2,986,093 shares of our common stock at the rate of $3.5163 per share plus warrants to purchase 828,861, exercisable for $4.2755 per share. In connection with this financing, the investors received "full ratchet" anti-dilution price protection on the conversion of their debentures and upon exercise of their warrants. This means that if we are required to issue additional shares of common stock in connection with a financing or under other circumstances at a price lower than $3.5163 per share, the debentures would become convertible into a greater number of shares of common stock than they are today, or if we issue additional shares at less than $4.2755 per share, the warrants would become exercisable at a lower price and for an additional number of shares. Issuances of common stock that do not trigger this anti-dilution protection include: issuances as part of an acquisition or strategic investment, issuances under our stock incentive plan or employee stock purchase plan, issuances or issuances as part of a public offering of more than $30 million. The following table shows the number of shares that the currently outstanding debentures would be convertible into and the warrants would be exercisable for if we were to issue additional shares of common stock at prices 25%, 50% and 75% below $3.5163, the price that the investors originally paid for the debentures.


       ------------------------- --------------------- ------------------- ------------------ ---------------------------
                                                       Debenture Shares    Warrant            % of Company
       Decline                   Issuance Price                            Shares             (Total)
       ------------------------- --------------------- ------------------- ------------------ ---------------------------
       ------------------------- --------------------- ------------------- ------------------ ---------------------------
       No anti-dilution          --                         2,986,093        828,861          10.6%
       ------------------------- --------------------- ------------------- ------------------ ---------------------------
       ------------------------- --------------------- ------------------- ------------------ ---------------------------
       25%                       $2.6372                    3,981,458      1,343,759          14.2%
       ------------------------- --------------------- ------------------- ------------------ ---------------------------
       ------------------------- --------------------- ------------------- ------------------ ---------------------------
       50%                       $1.7582                    5,972,187      2,015,639          19.9%
       ------------------------- --------------------- ------------------- ------------------ ---------------------------
       ------------------------- --------------------- ------------------- ------------------ ---------------------------
       75%                       $0.8791                   11,944,373      4,031,277          33.2%
       ------------------------- --------------------- ------------------- ------------------ ---------------------------


     We are highly dependent on sales to telecommunications companies, and the loss of AT&T, WorldCom, Sprint or Equant as customers could severely harm our business.

     Our primary sales and marketing strategy depends predominantly on sales to telecommunications service providers. We expect that a significant portion of our revenue in 2002 will be attributable to sales of Visual UpTime and Visual IP InSight to service providers. The loss of any one of AT&T, WorldCom, Sprint or Equant, which together have historically provided a majority of our revenue, would result in a substantial loss of revenue that could have a material adverse effect on our business. For the year ended December 31, 2001, AT&T, WorldCom and Sprint accounted for 29%, 10% and 14%, respectively, of our consolidated revenue, and for the three months ended March 31, 2002, AT&T, WorldCom, Equant, and Sprint accounted for 34%, 12%, 8% and 8%, respectively, of our consolidated revenue. This concentration should continue because our customer base consists predominantly of service providers. Existing service provider customers are not easily replaced because of the relatively few participants in that market. High barriers to entry due to extraordinary capital requirements and the increased possibility that existing service providers may merge or fail because of the current downturn in the telecommunications industry, evidenced by the significant losses being incurred by the major service providers, may further reduce their number and make replacing a significant network service provider customer very difficult in the future. Furthermore, the small number of network service providers means that the reduction, delay or cancellation of orders or a delay in shipment of our products to any one service provider customer could have a material adverse effect on our revenue for a quarter. Our anticipated dependence on sizable orders from a limited number of service provider customers will make the relationship between us and each service provider critically important to our business. Both AT&T and WorldCom posted losses in their most recent quarterly reports. We are uncertain as to whether these losses will affect the buying habits of these key customers. Further, because none of our agreements contain minimum purchase requirements, there can be no assurance that the issuance of a purchase order will result in significant recurring business.

     An unanticipated interruption or delay in the scheduled receipt of products from our sole-source subcontract manufacturer could reduce revenue.

     We have outsourced the manufacture of our ASE units, the analysis service element of our Visual UpTime system, to a single subcontract manufacturing firm, Celestica Corporation. We derive a substantial portion of our revenue from the sale of these units. Our ability to meet the delivery dates requested by customers depends on the timely supply of products from the subcontract manufacturer. Our bank has issued an irrevocable letter of credit on their behalf in the amount of $2.5 million that expires on September 30, 2002. This letter of credit mitigates, but does not eliminate entirely, the credit and inventory risk for our outsourced manufacturer. The withdrawal of the letter of credit by the bank or our inability to obtain an extension to its current expiration date, if required by the subcontract manufacturer, could harm our relationship with Celestica. Similarly, a decision by the subcontract manufacturer to reduce or eliminate the amount of credit extended to us or to stop the shipment of products due to concerns about our financial condition or the amount of their credit and inventory risk could delay delivery of product to our customers and cause a delay in our revenue. If we are required to establish an alternative subcontract manufacturer, there can be no assurances that we would be able to do so, or to do so on terms acceptable to us. Furthermore, if we were required to replace our current contract manufacturer, we could face substantial production delays and could be required to pay substantially higher prices in order to complete delivery of our customers' orders. Such a delay or price increase could substantially damage our ability to generate sufficient revenues to achieve profitability.

     Our failure to comply with Nasdaq's listing standards could result in our delisting by Nasdaq from the Nasdaq Small Cap Market and severely limit the ability of investors to sell our common stock.

     We recently moved the trading of our common stock to the Nasdaq Small Cap Market. To maintain the listing on this market, we are required to meet certain listing requirements, including a minimum bid price of $1.00 per share. If our stock is traded below the minimum bid price for 30 consecutive business days, we will receive a deficiency notice and will have a grace period of 180 calendar days to cure the deficiency by meeting the minimum bid price per share trading price for 10 consecutive days. There can be no assurance that we will maintain compliance with the minimum bid price. If we fail to meet the minimum bid price for 10 consecutive days during the grace period our common stock may be delisted from the Nasdaq Small Cap Market. Even if we are able to comply with the minimum bid requirement, there is no assurance that in the future we will continue to satisfy Nasdaq listing requirements, with the result that our common stock may be delisted. Should our common stock be delisted from the Nasdaq Small Cap Market, it would likely be traded on the so-called "pink sheets" or the "Electronic Bulletin Board" maintained by the National Association of Securities Dealers, Inc. Consequently, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of our common stock. Furthermore, if we are no longer listed on the Nasdaq Small Cap Market, our outstanding debentures may be accelerated and become immediately due and payable upon demand by the debenture holders.

     Various events could trigger early repayment of our debentures and we may not have enough cash to repay our debenture holders.

     Under the terms of the $10.5 million of convertible debentures that we sold in March 2002, a number of events could trigger the debenture holders' right to force early repayment of 115% of the outstanding principal plus accrued and unpaid interest owed under the debentures. Events constituting a triggering event include:

     - our default on other indebtedness or obligations under any other debenture, any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement in an amount exceeding $500,000;

     - failure to have this registration statement declared effective by June 24, 2002;

     - failure to have our common stock listed on an eligible market;

     - our bankruptcy;

     - engaging in certain change in control, sale of assets or redemption transactions;

     - failure to timely file our 2002 or 2003 annual reports; and

     - certain other failures to perform our obligations under the debenture agreement and/or the related agreements.

     In addition to the above, if our earnings before interest, taxes, depreciation and amortization, less capital expenditures, for the fiscal year ended December 31, 2002 is less than $2,750,000, our debenture holders may require that we prepay all or a portion of up to 50% of the outstanding principal amount of their debentures. If our earnings before interest, taxes, depreciation and amortization, less capital expenditures, for the fiscal year ended December 31, 2003 is less than $6,500,000, our debenture holders may require that we prepay all or a portion of up to 100% of the outstanding principal amount of their debentures.

     If we do not have sufficient cash to repay these amounts early, we may be required to seek additional capital through a sale of assets, sale of additional securities or through additional borrowings, none of which may be available on terms reasonably acceptable to us.

     The downturn in the telecommunications market may make it more difficult for us to generate sufficient revenue from our service provider customers incorporating our products into their infrastructure.

     Aspects of our service provider deployment strategy depend on the sale of Visual UpTime and Visual IP InSight to service providers for use as operations tools in their own network infrastructures. However, capital expenditures by service providers have decreased as they attempt to recover from the deep and sudden decline in the telecommunications markets. This decrease may directly affect a service provider's purchases of our products for such purposes.

     Pressure on capital expenditures in and the decline of the telecommunications industry may delay the roll-out of new services based on our products offered by our service provider customers. Any potential reduction in demand for value added services or products, which our products support, from the service providers' customers, directly impacts the purchase volume of our products and may impact our ability to sustain revenue. Both AT&T and WorldCom, our largest customers, posted losses in their most recent quarterly reports. We are uncertain as to whether these losses will affect the buying habits of these key customers.

     The success of this strategy in 2002 will depend, in part, on our ability to demonstrate that our product solutions reduce service provider operating expenses and enable the creation of new revenue-generating services. We cannot be sure that we will be successful in demonstrating the value of our products to service providers. If we are unsuccessful, our revenue could be significantly lower than anticipated.

     Our long sales cycle, which has had a median length of approximately five to six months, requires us to expend significant resources on potential sales opportunities that may never be consummated.

     Sales of Visual UpTime and Visual IP InSight can involve significant capital outlays by our customers and significant testing and education. Because of the delays inherent in large organizations making significant capital expenditures on complicated systems, our sales cycles are relatively long. For enterprise customers, our historical sales cycle has ranged from approximately one to twelve months, with a median of approximately five to six months. This extended cycle further increases the risk that a potential customer might suffer a reduction in their capital budgets or a change in their need for our products. Because we are required to commit substantial sales and marketing resources during this extended time period without any assurance of consummating an eventual sale, we risk incurring significant losses without generating any revenues.

     Improvements to the infrastructure of the Internet could reduce or eliminate demand for our Internet performance measurement products and services.

     The demand for our service management products and services could be reduced or eliminated if future improvements to the infrastructure of the Internet lead companies to conclude that measuring and evaluating the performance of their networks is no longer important to their business. The Internet is a complex, heterogeneous network of communications networks with multiple operators and vendors supplying and managing the underlying infrastructure as well as connections to this infrastructure. Because the inherent complexity of the Internet currently causes significant e-commerce quality-of-service problems for companies, the vendors and operators that supply and manage the underlying infrastructure are continuously seeking to improve the speed, availability, reliability and consistency of the Internet. If these vendors and operators succeed in significantly improving the performance of the Internet, which would result in corresponding improvements in the performance of companies' networks, demand for our products and services, and thus our revenues, would likely decline.

     Failure to adapt to rapid technological change could adversely affect our ability to compete effectively.

     The market for our products is characterized by rapid changes, including continuing advances in technology, frequent new product introductions, changes in customer requirements and preferences and changes in industry standards. If we are unable to develop and introduce new products and product enhancements in a timely fashion that accommodate future changes, we will likely lose customers and business which could have a material adverse effect on our business, financial condition and results of operations. The introduction of new technologies or advances in techniques for network services or the integration of service level management functionality into other network hardware components could render our products obsolete or unmarketable. There can be no assurance that (i) our existing products will continue to compete successfully; (ii) our future product offerings will keep pace with the technological changes implemented by our competitors; (iii) our products will satisfy evolving industry standards or preferences of existing or prospective customers; or (iv) we will be successful in developing and marketing products for any future technology.

     We face growing competition from several market segments that could make it difficult for us to acquire and retain customers.

     We face competition from several market segments whose functionality our products integrate. We expect competition in each of these market segments to intensify in the future. Our current competitors, include, and in the future may include, the following: Paradyne, Packeteer, NetScout, Concord, Brix, Kentrox, Adtran and Lucent. Our competitors vary in size and in the scope and breadth of the products and services that they offer. While we intend to compete by offering superior features, performance, reliability and flexibility at competitive prices and on the strength of our relationships with service providers, many of these competitors have greater financial, technical, marketing and other resources than us, and some have well-established relationships with our current and potential customers. As a result, these competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively than us, or devote greater resources than us to the development, promotion and sale of products. In addition, we believe that competitors from one or more of our market segments could partner with each other to offer products that supply functionality approaching that provided by Visual UpTime. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which could have a material adverse effect on our business.

     Errors in our products or services could discourage customers and damage our reputation.

     We have experienced errors with some of our products, including release 5.5 of our Visual IP InSight product. Such errors can substantially delay the time until we are able to generate revenue from new product releases and could force us to divert additional development resources to fix the problems, although all such errors known to us, including those in Visual IP InSight v5.5, have been fixed. Products and services as complex as those we offer may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by us and by current and potential customers, errors will not be found in new products and services until commercial shipments have commenced. If such errors are detected after shipments have been made, then our reputation may be damaged, and we may incur substantial costs covering warranty claims.

     In our research and development spending plan, we allocate twenty percent of the engineering budget for "sustaining issues." "Sustaining issues" include fixing problems in released products that were not identified in the development and testing cycle. If during a given period, problems are found that cause the allocation of more than twenty percent of our resources to fixing these problems, then the next round of product feature releases can be delayed by this diversion of resources. In the case of Visual IP InSight, we have encountered difficulties in the implementation of the product in certain customer environments that have resulted in expending greater than twenty percent of the budget for that product for sustaining engineering. This has resulted in delays in new Visual IP InSight feature development.

     Our dependence on sole and limited source suppliers makes the price we pay for important components in our products more volatile.

     Many key components used in the manufacture of our products are purchased only from sole or limited sources. We presently use sole-source suppliers for many of the components in our products, including: Dallas Semiconductor for framers, Lucent for FPGAs, Motorola for embedded communications processors, Mindspeed for communication controllers and Level One for line interface components. Although these components represent less than one percent of the contents of our products, if a sole or limited source supplier raises their prices, delays shipments or becomes unable or unwilling to supply a key component, we may be forced to obtain these components from alternative sources if they are available, which could impair our ability to deliver our products to our customers in a timely and cost-effective manner, or could force us to increase our prices or reduce our gross profit margins.

     Claims by others that we infringe their intellectual property rights may harm our business.

     If others claim that our products infringe on their intellectual property rights, whether the claims are valid or not, we may be forced to spend significant sums in litigation, pay damages, delay product shipments, reengineer our products or acquire licenses to the claimant's intellectual property. We may be unable to develop non-infringing technology or to obtain licenses on commercially-reasonable terms. We expect that these claims may become more common as the number of products in the network management industry increases and the functionality of these products further overlaps. If a claimant is successful in a lawsuit arising from such a claim, it could have a material adverse effect on our business. Adverse publicity related to any intellectual property litigation also could harm the sale of our products and damage our competitive position.

     Failure to protect our own intellectual property rights may harm our business.

     Our success is dependent on the competitive advantage we gain from our proprietary technology and intellectual property rights. If we are unable to adequately protect our intellectual property, including our patented technology, others may be able to more easily compete by developing functionally equivalent technology. We currently hold four United States patents and one foreign patent, and also rely on copyright and trade secret laws, trademarks, confidentiality procedures and contractual provisions to protect our proprietary software, documentation and other proprietary information. These protection methods may not be adequate to prevent competitors from developing similar technology. Litigation to enforce our intellectual property rights, regardless of its success or failure, could be burdensome and expensive and could involve a high degree of uncertainty. In addition, legal proceedings may divert management's attention from growing our business. We may be subject to additional risk as we enter into transactions in countries where intellectual property laws are not well developed or enforced effectively. Legal protection of our rights may be ineffective in such countries, and technology developed or used in such countries may not be protected in jurisdictions where protection is ordinarily available.

     The loss of key people could jeopardize our growth prospects.

     The loss of the services of Elton King, our President and Chief Executive Officer; Steven Hindman, our Executive Vice President, Sales and Marketing; or John Saunders, our Chief Financial Officer, or any other key employee could adversely affect our ability to execute our business plan and could have a material adverse effect on our short and long term revenue. Our success depends to a significant degree upon the continuing contributions of our key management and technical employees, particularly Messrs. King, Hindman and Saunders.

     If we are unable to recruit and retain employees, we may be unable to grow to meet increased sales.

     Although we have recently reduced our operating costs, including personnel, our future depends on increasing sales which will eventually require hiring and retaining additional highly skilled managerial, sales, marketing, customer support and product development personnel. Intense competition for technically trained sales and product development personnel makes recruiting and keeping qualified personnel difficult. There can be no assurance that we will be successful in continuing to attract and retain skilled employees. Failure to do so could hamper our ability to grow and meet future customer orders.

     Our defense of several purported class action lawsuits relating to our alleged false and misleading statements may result in costly litigation, divert the efforts and attention of our management, and be unsuccessful.

     We are defending ourselves against a purported class action lawsuit that alleges that we and our former chief executive officer, made false and misleading statements between February 7, 2000 and August 23, 2000 that inflated the market price of our stock in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. We believe that the plaintiffs' claims are without merit and we are defending this case vigorously. Although we anticipate that a substantial portion of the legal costs that we might incur related to this matter will be paid by our directors' and officers' insurance policy, we cannot presently determine the ultimate outcome of this action or the final costs to us. Furthermore, although the complaint does not specify the amount of damages sought, if we receive a negative outcome, we may be required, among other things, to make substantial monetary payments, including damages and plaintiffs' legal costs, or pay punitive damages.

     We may face difficulties assimilating and may incur costs associated with any future acquisitions.

     Although we have no current acquisition plans, we may seek to acquire or invest in businesses, products or technologies that we feel could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. In the past we have suffered substantial difficulties in assimilating companies that we have acquired, particularly with respect to our acquisition of Avesta.

     Our failure to successfully assimilate companies or technologies acquired by us or the occurrence of unanticipated costs that may arise in connection with such acquisitions could have a material adverse effect on our business. By example, problems with assimilating Avesta and its technology contributed to a substantial diversion of our personnel and financial resources and eventually resulted in the write-off of many of the Avesta assets, including intangible assets and the discontinuation of the Avesta products , that we were unable to integrate into our service line.

     We have anti-takeover protections that may delay or prevent a change in control that could benefit our stockholders.

     Terms of our certificate of incorporation and bylaws make it more difficult for another individual or company to acquire control of our company, even if a change of control would benefit our stockholders. These terms include:

     - our board of directors, without stockholder approval, may issue up to 5,000,000 shares of preferred stock on terms that they determine. This preferred stock could be issued quickly with terms that delay or prevent the change in control of our company, make removal of management more difficult or depress the price of our stock;

     - certain provisions of our certificate of incorporation and bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest;

     - we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner;

     - our board of directors is "staggered" so that only a portion of its members are elected each year;

     - only our board of directors, our chairman of the board, our president or stockholders holding a majority of our stock can call special stockholder meetings; and

     - special procedures must be followed in order for stockholders to present proposals at stockholder meetings.

     In addition, the $10.5 million of debentures that we issued in March 2002 may immediately become due and payable upon a change of control, which could have the effect of discouraging an acquisition that might otherwise benefit our stockholders.

     FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other forward-looking information. Forward-looking statements can be identified by the use of progressive terminology, such as may, will, expect, anticipate, estimate, continue or other similar words. These statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause such a difference include those discussed in the section titled Risk Factors beginning on page 3. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares. You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

     USE OF PROCEEDS

     Visual will not receive any proceeds from the sale of the shares of our common stock of interests therein by the selling stockholders or their transferees.

     SELLING STOCKHOLDERS

     The selling stockholders listed below have acquired securities in a private placement transaction pursuant to a Securities Purchase Agreement among us and the selling stockholders identified below dated March 25, 2002 (the "Securities Purchase Agreement"). Under the terms of the Registration Rights Agreement dated March 25, 2002, we agreed to register all of the shares of common stock issuable upon the conversion of the debentures and exercise of the warrants purchased by the selling stockholders in the private placement.

     The table below sets forth the beneficial ownership of our common stock by the selling stockholders as of April 1, 2002. As of April 1, 2002, 31,967,492 shares of our common stock were outstanding. In compliance with the SEC rules, for purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges, are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling stockholders. Beneficial ownership includes shares of outstanding common stock and shares of common stock that a person has the right to acquire within 60 days from April 1, 2002. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over the shares owned by them.

     The number of shares that may be actually sold by any selling stockholder will be determined by the selling stockholder. Because the selling stockholders may sell all, some or none of the shares of common stock which they hold, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering.

     Relationship between Visual and the Selling Stockholders

     Convertible Debentures

     On March 25, 2002, we issued to the selling stockholders senior secured convertible debentures in the aggregate amount of $10.5 million in a private placement offering. The debentures are:

     - due  March 25,  2006;

     - payable in common stock or cash at our option provided certain conditions are satisfied; and

     - bear interest at an annual rate of 5% payable quarterly in common stock or cash, at our option provided that certain conditions are satisfied.

     The debentures are secured by a first priority lien on substantially all of our assets. The debentures may be converted initially into 2,986,093 shares of our common stock at the option of the holders at a price of $3.5163 per share, subject to certain adjustments. The conversion price of the debentures will adjust in certain circumstances if we issue additional shares of our common stock or other instruments convertible into our common stock at a price that is less than the initial $3.5163 conversion price of the debentures. We can require conversion of the debentures into common stock if the closing price of our common stock exceeds 175% of the conversion price for 20 consecutive days after September 26, 2003.

     The debentures include certain financial covenants related to our earnings before interest, taxes, depreciation and amortization, less capital expenditures, for 2002 and 2003. If our earnings before interest, taxes, depreciation and amortization, less capital expenditures, for the fiscal year ended December 31, 2002 is less than $2,750,000, our debenture holders may require that we prepay all or a portion of up to 50% of the outstanding principal amount of their debentures. If our earnings before interest, taxes, depreciation and amortization, less capital expenditures, for the fiscal year ended December 31, 2003 is less than $6,500,000, our debenture holders may require that we prepay all or a portion of up to 100% of the outstanding principal amount of their debentures.

     In addition to the foregoing, certain events could trigger the debenture holders' right to force early repayment of 115% of the outstanding principal plus accrued and unpaid interest owed under the debentures. Events constituting such a triggering event include:

     - our default on other indebtedness or obligations under any other debenture, any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement in an amount exceeding $500,000; - failure to have this registration statement declared effective by June 24, 2002;

     - failure to have our common stock listed on an eligible market; o our bankruptcy;

     - engaging in certain change in control, sale of assets or redemption transactions;

     - failure to timely file our 2002 or 2003 annual reports; and - certain other failures to perform our obligations under the debenture agreement and/or the related agreements.

     The above repayments may be made in common stock or cash, at our option provided that certain conditions are satisfied.

     Warrants

     In connection with the issuance of the debentures, we issued warrants to purchase 828,861 shares of our common stock at an initial exercise price of $4.2755 per share. The exercise price may be adjusted in certain circumstance if we issue additional shares of our common stock or other instruments convertible into our common stock at a lower price than the then-effective exercise price. The warrants expire on March 25, 2007.

     Effects of Adjustments in Conversion Price of Debentures and Warrants

     If we sell additional equity at a price per share less than $3.5163, the conversion price of the debentures gets adjusted downward to equal the per share price of the newly issued equity. Similarly, if we sell additional equity at a price per share less than $4.2755, the exercise price of the warrants gets adjusted downward, and the number of shares underlying the warrants will be increased proportionately. If such an issuance occurs prior to March 25, 2004, the new warrant exercise price will be equal to the per share price of the newly issued equity. For any issuance thereafter, the price will be adjusted downward based on a weighted average anti-dilution formula. This could enable the selling stockholders to convert their debentures into and exercise their warrants for a greater amount of common stock, resulting in further substantial dilution to our other common stockholders. In addition, to the extent the selling stockholders convert their debentures and exercise the warrants and then sell their common stock, our common stock price may decrease due to the additional amount of common shares available in the market. The subsequent sales of these shares could encourage short sales by our stockholders and others which would place further downward pressure on our common stock price.

     We have granted to the debenture holders the right to purchase $3.1 million of shares of to-be-created preferred stock at any time after the six-month anniversary but before the fifteen-month anniversary of the issuance of the debentures. The price per share for this security is $4.4338. The debenture holders were also granted certain other equity participation and registration rights.

     Restrictions on Debentures and Warrants

     The debentures and warrants issued to the selling stockholders prohibit the holder thereof from converting the debentures and exercising the warrants to the extent that such conversion or exercise, as applicable, would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% and 9.999% of the outstanding shares of common stock following such conversion or exercise. The restriction on the exercise of the warrants, to the extent that the holder will beneficially own in excess of 4.999% of the outstanding shares of common stock following such exercise, may be waived by the holder of warrants as to itself upon not less than 61 days notice to us. However, the 4.999% and 9.999% limitations, respectively, would not prevent the selling stockholders from acquiring and selling in excess of 4.999% and 9.999%, respectively, of our common stock through a series of acquisitions and sales under the debentures or the warrants. The terms and conditions of the debentures and warrants are more fully described in the debenture agreements for those debentures and warrant agreements for those warrants, which are filed as exhibits to the registration statement of which this prospectus forms a part.

     Material Relationships

     None of the selling stockholders have, or within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as described previously in this section.




                                                              Total Common        Number of Shares
                                                              Stock Owned         of Common Stock
                                                               Before the        to be Offered (1)          Common Stock Owned After
                                                              Offering (1)                                          Offering
Name
-------------------------------------------------------     -----------------    -------------------     ---------------------------

                                                                                                             Number         Percent
                                                                                                             ------         -------

Pequot Navigator Offshore Fund, Inc.(2)                          181,665 (3)            181,665 (3)            --              --
Pequot Scout Fund, L.P.(2)                                       363,329 (4)            363,329 (4)            --              --
Pine Ridge Financial, Inc.(5)                                  1,089,987 (6)          1,089,987 (6)            --              --
Smithfield Fiduciary LLC(7)                                    1,453,315 (8)          1,453,315 (8)            --              --
Special Situations Private Equity Fund, L.P.(9)               1,314,260 (10)           563,160 (10)         751,100           2.3%
Special Situations Technology Fund, L.P.(9)                     423,098 (11)           163,498 (11)         259,600            *

                                                 TOTAL        4,768,693 (12)          3,814,954
-------------------------------------------------------     -----------------    -------------------     ---------------   --------



     * Represents less than 1%.

     (1) Represents shares issuable upon the conversion of the debentures at a conversion price of $3.5163 and the exercise of warrants exercisable within 60 days of April 1, 2002.

     (2) Pequot Capital Management, Inc. holds voting and investment control over the shares held by Pequot Navigator Offshore Fund, Inc. and Pequot Scout Fund, L.P. Arthur J. Samberg and Kevin O'Brien are the executive officers and directors of Pequot Capital Management, Inc. Mr. Samberg is the controlling stockholder of Pequot Capital Management, Inc.

     (3) Includes 142,195 shares issuable upon conversion of the debentures and 39,470 shares issuable upon exercise of warrants.

     (4) Includes 284,390 shares issuable upon conversion of the debentures and 78,939 shares issuable upon exercise of warrants.

     (5) Avi Vigder, President of Cavallo Capital Corp., the parent of Pine Ridge Financial, Inc., has voting and dispositive control over the shares owned by Pine Ridge Financial, Inc.

     (6) Includes 853,170 shares issuable upon conversion of the debentures and 236,817 shares issuable upon exercise of warrants.

     (7) Highbridge Capital Management, LLC ("HCM") is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control HCM. HCM and Messrs. Dubin and Swieca disclaim beneficial ownership of the shares held by Smithfield Fiduciary LLC.

     (8) Includes 1,137,559 shares issuable upon conversion of the debentures and 315,756 shares issuable upon exercise of warrants.

     (9) MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. SST Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MG and SSTA and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

     (10) Includes 440,804 shares issuable upon conversion of the debentures and 122,356 shares issuable upon exercise of warrants.

     (11) Includes 127,975 shares issuable upon conversion of the debentures and 35,523 shares issuable upon exercise of warrants.

     (12) Includes an additional 953,739 shares, representing an additional 25% of the total shares issuable upon conversion of debentures and exercise of warrant purchased by the selling stockholders, as required under the terms of the registration rights agreement between the selling stockholders and Visual Networks.

     PLAN OF DISTRIBUTION

     The selling stockholders which term includes their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of common stock or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares or interests therein:

     -  ordinary   brokerage   transactions   and   transactions  in  which  the
broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - privately negotiated transactions;

     - short sales;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     -  through  the  writing  or   settlement   of  options  or  other  hedging
transactions, whether through an options exchange or otherwise;

     - a combination of any such methods of sale; and

     - any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares or interests therein under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the underlying shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay all fees and expenses incident to the registration of the shares, including $7,500 of fees and disbursements of special counsel for the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     LEGAL MATTERS

     The validity of the shares of common stock offered was passed upon for us by Piper Rudnick LLP.

     EXPERTS

     Our financial statements appearing in our annual reports on Form 10-K as of December 31, 2000 and 2001, and for each of the years in the three-year period ended December 31, 2001, incorporated by reference herein have been audited by Arthur Anderson LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 9801 Washingtonian Blvd., Gaithersburg, MD 20878.

     We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about us and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by us with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering:

     - Our annual report on Form 10-K/A for the fiscal year ended December 31, 2001, as amended; and

     - Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2002;

     - Our current report on Form 8-K filed May 28, 2002; and

     - the description of our common stock which is contained in our registration statement on Form 8-A filed under the Securities Exchange Act on January 1, 1998, including any amendment or reports filed for the purpose of updating this description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Visual Networks, Inc. 2092 Gaither Road, Rockville, MD 20850, Attention: John Saunders, Chief Financial Officer,
(301) 296-2262.

     You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

                                      II- 1
                                     PART II

     INFORMATION NOT REQUIRED IN PROSPECTUS

     14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs expected to be incurred in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee.

         SEC registration fee                         $   872
         Legal fees and expenses                       25,000
         Accounting fees and expenses                  30,000
         Transfer Agent fees                            1,000

                  Total                               $ 56,872

     All expenses will be borne by Visual Networks, Inc.

     15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our Bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

     16. EXHIBITS

     Item 21. Exhibits and Financial Statements.

     The following exhibits are filed or incorporated by reference, as stated below:


       Exhibit No.                 Description
         5.1*               Opinion of Piper Rudnick LLP regarding legality.
        10.34*              Form of 5% senior Secured Convertible Debenture Due March 25, 2006
        10.35*              Form of Warrant of Visual Networks, Inc., dated as of March 25, 2002
        23.1*               Consent of Arthur Andersen LLP
        23.3*               Consent of Piper Rudnick LLP (included in Exhibit 5.1).
        24.1*               Powers of Attorney (included in signature page).



     * Previously filed.

     17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      II- 4
                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on June 11, 2002.

                                   VISUAL NETWORKS, INC.

                                   By:      /s/ Elton R. King
                                   Elton R. King
                                   Chief Executive Officer and President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the date indicated.


               Signature                                     Title                               Date

/s/ Elton R. King                         President, Chief Executive Officer                     06/11/02
Elton R. King                             And Director (Principal Executive Officer)


/s/ John H. Saunders                      Chief Financial Officer (Principal Financial and       06/11/02
John H. Saunders                          Accounting Officer)


         *                                Chairman of the Board of Directors                     06/11/02
Scott E. Stouffer


         *                                Director                                               06/11/02
Marc F. Benson


         *                                Director                                               06/11/02
G. Michael Cassity


         *                                Director                                               06/11/02
Ted McCourtney


         *                                Director                                               06/11/02
Peter J. Minihane


         *                                Director                                               06/11/02
William J. Smith


         *
/s/  Nancy A. Spangler
Nancy A. Spangler
Attorney in fact